Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-184371, 333-184544 and 333-202395) of Shutterstock Inc. of our report dated February 24, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 24, 2016